Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-164440, 333-98981, 333-119858 and 333-185590), Form S-3 ASR (No. 333-191969), Form S-4 (No. 333-112851) and Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097, 333-114873, 333-119842, and 333-173778) of CalAmp Corp. and subsidiaries of our reports dated April 21, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 28, 2015.

/s/ SingerLewak LLP

Los Angeles, California
April 21, 2015